Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2021 Fourth Quarter and Full Year Results

Achieved Record Annual Operating Income and Margin as Tapestry, Inc.;

Announces Reinstatement of Dividend and Share Repurchase Programs with a Plan to Return Over $750 Million to Shareholders in Fiscal 2022

  Delivered Q4 Revenue of $1.62 Billion, Growing 126% vs. Prior Year and Outpacing FY19 Pre-Pandemic Levels
  Reported Q4 GAAP EPS of $0.69 and non-GAAP EPS of $0.74, Significantly Ahead of Both FY20 and FY19
  Generated Triple-Digit Global Digital Gains in FY21 to Reach Approximately $1.6 Billion in E-Commerce Sales Fueled by New Customer Acquisition
  Achieved Full Year Operating Income and EPS Increases Compared to Both FY20 and FY19 Driven by Over 300 Basis Points of Gross Margin Expansion
  Initiates Financial Outlook for Accelerated Growth and Profitability in FY22

NEW YORK--(BUSINESS WIRE)--August 19, 2021--Link to Download Q4 and Full Year 2021 Earnings Presentation, Including Brand Highlights

Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal fourth quarter and year ended July 3, 2021.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “We delivered standout results in Fiscal 2021 – a transformational year for Tapestry. Through our Acceleration Program, we sharpened our focus on the consumer, leaned into digital and data and became a more agile organization. We reached customers in new ways and adapted to a rapidly changing environment, fueled by the power of our brands and passionate teams. Importantly, the traction of our strategy is clearly evidenced by our financial performance. We achieved a record annual operating margin as Tapestry, outperforming our expectations across Coach, Kate Spade and Stuart Weitzman, while investing for our future. The year was capped by a successful fourth quarter, highlighted by revenue exceeding pre-pandemic levels led by Digital and China – two areas of significant opportunity.”

“Building on this momentum and the increasing demand for our categories, we are focused on driving our next phase of growth. We are in a position of strength, supported by our clear strategy, compelling brands and differentiated platform. We believe these competitive advantages will enable us to win with consumers and capture market share. Our conviction is underscored by the plans announced today to return over $750 million to shareholders in Fiscal 2022 alone. Overall, we remain confident in our ability to accelerate growth and profitability across our portfolio long-term, enhancing value for all stakeholders.”

Capital Deployment

Given the Company’s results, including its robust balance sheet and strong free cash flow generation, as well as its outlook for growth, the Board of Directors approved the reinstatement of the Company’s shareholder return programs.

The Board declared a quarterly cash dividend of $0.25 per common share payable on September 27, 2021 to shareholders of record as of the close of business on September 7, 2021, with an anticipated annual dividend rate of $1.00 per share. Over time, the Company intends to increase its dividend at a faster rate than earnings growth. Further, the Company intends to repurchase approximately $500 million worth of stock in Fiscal 2022 under its current authorization. Taken together, Tapestry plans to deploy over $750 million to shareholders in Fiscal 2022 through dividends and share repurchases, reflecting a balanced approach to shareholder returns. The Company and its Board of Directors will evaluate its dividend and share repurchase programs on a regular basis with a target of increasing the overall level of returns upon more visibility into a normalization in the external environment.

In addition, the Company intends to repay its July 2022 bonds, totaling $400 million, at the end of Fiscal 2022. This is consistent with the Company’s goal to reduce leverage through a combination of organic profit growth and debt repayment.

These actions underscore the Company’s conviction in its ability to drive long-term, sustainable growth and commitment to enhancing value for its stakeholders.

53rd Week Discussion

The results for the fourth quarter and fiscal year ending July 3, 2021 included 14 and 53 weeks, respectively, while the same periods in Fiscal 2020 included 13 and 52 weeks, respectively. The additional week contributed $93 million to Tapestry’s revenue and $0.09 to earnings per diluted share in Fiscal 2021. For a complete reconciliation of revenue and operating income by segment, please refer to Financial Schedules 3 and 4 included herein.

The following financial information is presented inclusive of the 14th and 53rd week for the fiscal fourth quarter and full year 2021, respectively, unless otherwise noted. In addition, due to the significant impact of Covid-19 on prior-year figures, this release will also include comparisons to Fiscal 2019 (‘pre-pandemic’) for additional context.

Tapestry, Inc. Fiscal Fourth Quarter and Full Year 2021 Highlights

Fourth Quarter 2021:

  Increased revenue by 126% compared to last year, exceeding pre-pandemic levels, driven by growth at Coach
  Maintained strength in Digital, which grew over 35% versus prior year and over 200% as compared to pre-pandemic levels, while improving sequential revenue trends in-stores on both a one and two-year basis
  Posted strong trends in Mainland China, with sales growth of approximately 60% compared to FY20 and over 40% versus pre-pandemic levels; realized continued topline momentum in North America, rising approximately 165% versus FY20 and a high-teens percentage against FY19
  Expanded overall gross margin through deliberate actions to lower promotional activity and raise AUR
  Re-invested structural SG&A savings in the business through higher marketing spend; achieved increased payout under the Company’s Annual Incentive Plan given its outperformance; actioned purpose-led initiatives, including a contribution of $25 million towards the endowment of the newly established Tapestry Foundation
  Delivered operating income growth and margin expansion – ahead of both FY20 and FY19 – for the fourth consecutive quarter

Full Year 2021:

  Outperformed internal expectations at each brand across revenue, gross margin, and operating income metrics
  Achieved $1.6 billion in Digital sales, representing triple-digit growth versus prior year; Increased Digital sales by $1 billion since FY19
  Realized peak operating income and operating margin as Tapestry, Inc.
  Generated $1.21 billion of free cash flow, which funded investments in the business and the full pay down of the Company’s $700 million revolver

Acceleration Program Highlights

In the fiscal fourth quarter, the Company continued to make meaningful progress against its Acceleration Program to sharpen its focus on the consumer, leverage data to lead with a digital-first mindset and transform into a leaner and more responsive organization:

  Recruited over 900,000 new customers through the Company’s e-commerce channels in North America in the fourth quarter, resulting in nearly 4 million new customers for the fiscal year, representing an increase versus prior year;
  Continued to deliver an increase in number of repeat transactions versus prior year and reactivated lapsed customers across brands;
  Drove high-single digit revenue gains with Chinese consumers globally compared to pre-pandemic levels;
  Effectively reduced SKU counts by approximately 40% and improved assortment productivity, supported by data and analytics, resulting in stronger overall AUR and gross margin through higher IMUs and lower promotional activity and increased inventory turn for the fiscal year;
  Optimized global fleet with 59 net closures in FY21 compared to FY20, representing a net decrease of 90 doors over the past two years; Achieved $200 million of gross expense savings in Fiscal 2021 through a streamlined organization and operating structure and remain on track to realize gross run-rate savings of $300 million in FY22.

Overview of Fourth Quarter 2021 Tapestry, Inc. Results

  Net sales totaled $1.62 billion for the fourth quarter as compared to $715 million in the prior year, representing a 126% increase. On a 13-week basis, net sales increased 113% versus prior year and rose 1% as compared to pre-pandemic levels.
  Gross profit totaled $1.17 billion on a reported basis, while gross margin was 72.2%. This compared to prior year reported gross profit of $499 million and gross margin of 69.8%. On a non-GAAP basis, gross profit was $1.16 billion, while gross margin was 71.7%, as compared to prior year gross profit of $507 million and gross margin of 71.0%.
  SG&A expenses totaled $906 million on a reported basis and represented 56.1% of sales compared to $779 million and 109.0%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $886 million and represented 54.8% of sales as compared to $577 million and 80.8%, respectively, in the year ago period. SG&A expenses for the fourth quarter of fiscal 2021 included a $25 million contribution associated with the establishment of the Tapestry Foundation as recently announced.
  Operating income was $260 million on a reported basis, while operating margin was 16.1% versus an operating loss of $280 million and an operating margin of (39.2)% in the prior year. On a non-GAAP basis, operating income was approximately $272 million, while operating margin was 16.9%, which compares to an operating loss of $70 million and an operating margin of (9.8)% in the prior year.
  Net interest expense was $16 million in the quarter as compared to approximately $20 million in the year ago period.
  Other expense was $1 million versus approximately $500 thousand in the prior year.
  Net income for the quarter was $200 million on a reported basis, with earnings per diluted share of $0.69. This compared to a net loss of $294 million with a loss per diluted share of $1.06 in the prior year period. The reported tax rate for the quarter was 17.5% compared to 2.3% in the prior year period. On a non-GAAP basis, net income for the quarter was $212 million with earnings per diluted share of $0.74. On a 13-week basis, non-GAAP earnings per diluted share was $0.65. This compared to a non-GAAP net loss of $70 million with a loss per diluted share of $0.25 in the prior year period. The non-GAAP tax rate for the quarter was 16.7% compared to 22.3% in the prior year.

Overview of Full Year 2021 Tapestry, Inc. Results

  Net sales totaled $5.75 billion for the full year 2021 as compared to $4.96 billion in the prior year, representing a 16% increase. On a 52-week basis, net sales increased 14% versus prior year and declined 6% as compared to fiscal 2019 pre-pandemic levels.
  Gross profit totaled $4.08 billion on a reported basis, while gross margin was 71.0%. This compared to prior year reported gross profit of $3.24 billion and gross margin of 65.3%. On a non-GAAP basis, gross profit was $4.07 billion, while gross margin was 70.9%, as compared to prior year gross profit of $3.36 billion and gross margin of 67.7%.
  SG&A expenses totaled $3.11 billion on a reported basis and represented 54.2% of sales compared to $3.79 billion and 76.4%, respectively, in the prior year. On a non-GAAP basis, SG&A expenses were $2.98 billion and represented 51.8% of sales as compared to $2.92 billion and 58.8%, respectively, in the prior year.
  Operating income was $968 million on a reported basis, while operating margin was 16.8% versus an operating loss of $551 million and an operating margin of (11.1)% in the prior year. On a non-GAAP basis, operating income was $1.10 billion, while operating margin was 19.1%, which compares to operating income of $438 million and an operating margin of 8.8% in the prior year.
  Net interest expense was $71 million for the full year as compared to $60 million in the prior year.
  Other income was $1 million versus an expense of $13 million in the prior year.
  Net income for the year was $834 million on a reported basis, with earnings per diluted share of $2.95. This compared to a net loss of $652 million with a loss per diluted share of approximately $2.34 in the prior year. The reported tax rate for the year was 7.0% compared to (4.5)% in the prior year. On a non-GAAP basis, net income for the year was $841 million with earnings per diluted share of $2.97. On a 52-week basis, non-GAAP earnings per diluted share was $2.88. This compared to non-GAAP net income of $271 million with earnings per diluted share of $0.97 in the prior year. The non-GAAP tax rate for the full year was 17.9% compared to 25.7% in the prior year.

Balance Sheet and Cash Flow Highlights

  Cash, cash equivalents and short-term investments totaled $2.02 billion and total borrowings outstanding were $1.59 billion.
  Inventory at year-end was $735 million versus ending inventory of $737 million a year ago.
  Free cash flow was an inflow of $1.21 billion in Fiscal 2021 as compared to $202 million in the prior year; CapEx was $116 million in Fiscal 2021 versus $205 million in Fiscal 2020.

Non-GAAP Reconciliation

During the fiscal fourth quarter of 2021, the Company recorded certain items that decreased the Company’s net income and earnings per diluted share by $13 million and approximately $0.05, respectively. On a full year basis, these charges lowered the Company’s reported net income by $7 million or $0.02 per diluted share. Please refer to the financial schedules 3, 4, 5 and 6 included herein for a detailed reconciliation of the Company’s reported to non-GAAP results. These items included:

  Impairment: $8 million of pre-tax benefits in the fourth quarter reflecting a reversal of raw material reserves, which was established in fiscal 2020 as a result of the projected impact of Covid-19. For the fiscal year, the Company recorded $38 million of pre-tax charges related mainly to impairment of store assets, primarily as a result of the continued impact of Covid-19.
  Acceleration Program: $21 million of pre-tax charges in the fourth quarter and $90 million of pre-tax charges in the full year. These charges were primarily associated with professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives, share-based compensation, as well as actions to streamline the Company's organization, which include severance. The Company continues to expect to incur total pre-tax charges of $205 to $220 million over the life of the Acceleration Program, including $30 to $45 million in remaining charges, primarily consisting of professional fees and share-based compensation.
  CARES Act Tax Impact: $95 million of tax benefits recorded in the full year, with no benefit recorded in the fourth quarter. These credits were primarily related to the Coronavirus Aid, Relief, and Economic Securities Act, most notably the NOL carryback claim.

Fiscal Year 2022 Outlook

The Company’s Fiscal 2022 outlook is provided on a non-GAAP basis and excludes anticipated Acceleration Program charges as described in the “Fiscal Year 2022 Outlook - Non-GAAP Adjustments” section of this press release.

Based on current strong underlying business trends, the Company expects the following:

  Revenue of approximately $6.4 billion, representing mid-teens growth versus the prior year on a 52-week, comparable basis, which would mark a record level of sales for the Company.
  Net interest expense of approximately $65 million. The Company anticipates paying down its July 2022 bonds at the end of Fiscal 2022.
  Tax rate of approximately 18.5% assuming a continuation of current tax laws.
  Weighted average diluted share count in the area of 283 million, approximately even with prior year, with share repurchase activity expected to offset dilution.
  Earnings per diluted share of $3.30 to $3.35, reflecting leverage to the bottom line.

Please note due to the ongoing dynamic nature of the Covid-19 crisis and lack of visibility, financial results could differ materially from the current outlook due to a number of external events, including the potential for more widespread resurgences of the pandemic globally and resulting pressure on store traffic trends, as well as further supply chain disruptions, including potential continued production and distribution delays as well as increased costs, not contemplated in the Company’s estimates.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 19, 2021. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors or calling 1-866-847-4217 or 1-203-518-9845 and providing the Conference ID 6727129. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-283-4641 or 1-402-220-0851. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report Fiscal 2022 first quarter results on Thursday, November 11, 2021. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

About Tapestry, Inc.

Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2022 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, statements regarding the Company’s capital deployment plans, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," “potential,” "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “goal,” “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” leaning into,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “optimistic,” “confident,” “conviction,” “future,” “uncertain backdrop,” “emerge,” “on track,” “positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic,” “steady recovery,” “growth,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Schedule 1: Consolidated Statement of Operations

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Years Ended July 3, 2021 and June 27, 2020
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	July 3, 2021	June 27, 2020	July 3, 2021	June 27, 2020

Net sales	$1,615.4	$714.8	$5,746.3	$4,961.4

Cost of sales	449.3	215.9	1,664.4	1,722.1

Gross Profit	1,166.1	498.9	4,081.9	3,239.3

Selling, general and administrative expenses	906.4	778.9	3,113.9	3,790.1

Operating income (loss)	259.7	(280.0)	968.0	(550.8)

Interest expense, net	16.4	20.3	71.4	60.1

Other expense (gain)	1.1	0.5	(0.7)	13.3

Income before provision for income taxes	242.2	(300.8)	897.3	(624.2)

Provision for income taxes	42.4	(7.0)	63.1	27.9

Net income (loss)	$199.8	$(293.8)	$834.2	$(652.1)

Net income (loss) per share:

Basic	$0.72	$(1.06)	$3.00	$(2.34)

Diluted	$0.69	$(1.06)	$2.95	$(2.34)

Shares used in computing net income (loss) per share:

Basic	279.2	276.2	277.9	278.6

Diluted	287.6	276.2	283.0	278.6

Schedule 2: Detail to Net Sales

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarters and Years Ended July 3, 2021 and June 27, 2020
(in millions)
(unaudited)

	QUARTER ENDED
	July 3, 2021	June 27, 2020	% Change vs. FY20	Constant Currency % Change vs. FY20	% Change vs. FY19

Coach	$1,188.9	$517.4	130%	125%	8%
Kate Spade	341.6	164.1	108%	106%	3%
Stuart Weitzman	84.9	33.3	156%	146%	- %
Total Tapestry	$1,615.4	$714.8	126%	122%	7%

	YEAR ENDED
	July 3, 2021	June 27, 2020	% Change vs. FY20	Constant Currency % Change vs. FY20	% Change vs. FY19

Coach	$4,253.1	$3,525.7	21%	19%	- %
Kate Spade	1,210.0	1,149.5	5%	5%	(11)%
Stuart Weitzman	283.2	286.2	(1)%	(3)%	(27)%
Total Tapestry	$5,746.3	$4,961.4	16%	14%	(5)%

Schedule 3: Items Affecting Comparability – 4Q21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended July 3, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	898.0	8.1	-	889.9
Kate Spade	221.0	-	-	221.0
Stuart Weitzman	47.1	-	-	47.1
Gross profit(1)	$1,166.1	$8.1	$-	$1,158.0

SG&A expenses
Coach	519.3	-	0.7	518.6
Kate Spade	185.8	-	0.1	185.7
Stuart Weitzman	50.1	-	(1.2)	51.3
Corporate	151.2	-	21.3	129.9
SG&A expenses	$906.4	$-	$20.9	$885.5
			-
Operating income (loss)
Coach	378.7	8.1	(0.7)	371.3
Kate Spade	35.2	-	(0.1)	35.3
Stuart Weitzman	(3.0)	-	1.2	(4.2)
Corporate	(151.2)	-	(21.3)	(129.9)
Operating income (loss)	$259.7	$8.1	$(20.9)	$272.5

Provision for income taxes	42.4	2.0	(2.2)	42.6
Net income (loss)	$199.8	$6.1	$(18.7)	$212.4
Net income (loss) per diluted common share	$0.69	$0.02	$(0.07)	$0.74

(1) Adjustments within Gross profit are recorded within Cost of sales.

The amounts reflected above include the impact of the additional week on the fourth quarter of Fiscal 2021. The following table quantifies the impact of the additional week on Net Sales and Operating Income by Segment:

TAPESTRY, INC.
DETAILS TO IMPACT OF 14TH WEEK
(in millions)
(unaudited)

	For the Quarter Ended July 3, 2021
	As Reported	Impact of 14th Week	Adjusted	Adjusted Net Sales % Change vs. FY20	Adjusted Net Sales % Change vs. FY19

Net Sales
Coach	$1,188.9	$67.7	$1,121.2	117%	2%
Kate Spade	341.6	21.7	319.9	95%	(4)%
Stuart Weitzman	84.9	3.3	81.6	146%	(4)%
Total Net Sales	$1,615.4	$92.7	$1,522.7	113%	1%

Operating Income (Loss) - Non-GAAP
Coach	$371.3	$28.6	$342.7
Kate Spade	35.3	4.7	30.6
Stuart Weitzman	(4.2)	0.2	(4.4)
Corporate	(129.9)	(3.5)	(126.4)
Total Operating Income (Loss) - Non-GAAP	$272.5	$30.0	$242.5

Schedule 4: Items Affecting Comparability – FY21

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Fiscal Year Ended July 3, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	3,149.0	-	8.1	-	3,140.9
Kate Spade	768.4	-	-	-	768.4
Stuart Weitzman	164.5	-	-	-	164.5
Gross profit(1)	$4,081.9	$-	$8.1	$-	$4,073.8

SG&A expenses
Coach	1,836.9	-	20.4	21.9	1,794.6
Kate Spade	659.9	-	19.3	4.4	636.2
Stuart Weitzman	173.1	-	6.1	(2.5)	169.5
Corporate	444.0	-	-	65.8	378.2
SG&A expenses	$3,113.9	$-	$45.8	$89.6	$2,978.5

Operating income (loss)
Coach	1,312.1	-	(12.3)	(21.9)	1,346.3
Kate Spade	108.5	-	(19.3)	(4.4)	132.2
Stuart Weitzman	(8.6)	-	(6.1)	2.5	(5.0)
Corporate	(444.0)	-	-	(65.8)	(378.2)
Operating income (loss)	$968.0	$-	$(37.7)	$(89.6)	1,095.3

Provision for income taxes	63.1	(95.0)	(7.8)	(17.6)	183.5
Net income (loss)	$834.2	$95.0	$(29.9)	$(72.0)	$841.1
Net income (loss) per diluted common share	$2.95	$0.31	$(0.10)	$(0.23)	$2.97

(1) Adjustments within Gross profit are recorded within Cost of sales.

The amounts presented above include the impact of the additional week within the full year of Fiscal 2021. The following table quantifies the impact of the additional week on Net Sales and Operating Income by Segment:

TAPESTRY, INC.
DETAILS TO IMPACT OF 53RD WEEK
(in millions)
(unaudited)

	For the Fiscal Year Ended July 3, 2021
	As Reported	Impact of 53rd Week	Adjusted	Adjusted Net Sales % Change vs. FY20	Adjusted Net Sales % Change vs. FY19

Net Sales
Coach	$4,253.1	$67.7	$4,185.4	19%	(2)%
Kate Spade	1,210.0	21.7	1,188.3	3%	(13)%
Stuart Weitzman	283.2	3.3	279.9	(2)%	(28)%
Total Net Sales	$5,746.3	$92.7	$5,653.6	14%	(6)%

Operating Income (Loss) - Non-GAAP
Coach	$1,346.3	$28.6	$1,317.7
Kate Spade	132.2	4.7	127.5
Stuart Weitzman	(5.0)	0.2	(5.2)
Corporate	(378.2)	(3.5)	(374.7)
Total Operating Income (Loss) - Non-GAAP	$1,095.3	$30.0	$1,065.3

Schedule 5: Items Affecting Comparability – 4Q20

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 27, 2020
	Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	381.0	-	-	-	-	381.0
Kate Spade	106.5	-	-	-	-	106.5
Stuart Weitzman	11.4	-	-	-	(8.4)	19.8
Gross profit(1)	$498.9	$-	$-	$-	$(8.4)	$507.3

SG&A expenses
Coach	412.0	-	0.6	58.8	18.5	334.1
Kate Spade	175.2	-	(1.0)	26.2	13.6	136.4
Stuart Weitzman	92.4	-	(0.1)	32.0	17.6	42.9
Corporate	99.3	4.9	1.8	-	28.9	63.7
SG&A expenses	$778.9	$4.9	$1.3	$117.0	$78.6	$577.1

Operating income (loss)
Coach	(31.0)	-	(0.6)	(58.8)	(18.5)	46.9
Kate Spade	(68.7)	-	1.0	(26.2)	(13.6)	(29.9)
Stuart Weitzman	(81.0)	-	0.1	(32.0)	(26.0)	(23.1)
Corporate	(99.3)	(4.9)	(1.8)	-	(28.9)	(63.7)
Operating income (loss)	$(280.0)	$(4.9)	$(1.3)	$(117.0)	$(87.0)	$(69.8)

Provision for income taxes	(7.0)	(0.3)	15.7	6.2	(8.4)	(20.2)
Net income (loss)	$(293.8)	$(4.6)	$(17.0)	$(123.2)	$(78.6)	$(70.4)
Net income (loss) per diluted common share	$(1.06)	$(0.02)	$(0.06)	$(0.45)	$(0.28)	$(0.25)

(1) Adjustments within Gross profit are recorded within Cost of sales.

Schedule 6: Items Affecting Comparability – FY20

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Fiscal Year Ended June 27, 2020
	Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,411.6	-	(0.1)	(61.9)	-	2,473.6
Kate Spade	682.9	-	(1.2)	(32.3)	-	716.4
Stuart Weitzman	144.8	-	(4.3)	(9.8)	(8.4)	167.3
Gross profit(1)	$3,239.3	$-	$(5.6)	$(104.0)	$(8.4)	$3,357.3

SG&A expenses
Coach	1,822.2	-	0.5	116.7	18.5	1,686.5
Kate Spade	782.2	-	0.1	92.9	13.6	675.6
Stuart Weitzman	766.2	-	(2.0)	526.7	17.6	223.9
Corporate	419.5	28.5	29.2	-	28.9	332.9
SG&A expenses	$3,790.1	$28.5	$27.8	$736.3	$78.6	$2,918.9

Operating income (loss)
Coach	589.4	-	(0.6)	(178.6)	(18.5)	787.1
Kate Spade	(99.3)	-	(1.3)	(125.2)	(13.6)	40.8
Stuart Weitzman	(621.4)	-	(2.3)	(536.5)	(26.0)	(56.6)
Corporate	(419.5)	(28.5)	(29.2)	-	(28.9)	(332.9)
Operating income (loss)	$(550.8)	$(28.5)	$(33.4)	$(840.3)	$(87.0)	$438.4

Provision for income taxes	27.9	(6.0)	3.8	(55.3)	(8.4)	93.8
Net income (loss)	$(652.1)	$(22.5)	$(37.2)	$(785.0)	$(78.6)	$271.2
Net income (loss) per diluted common share	$(2.34)	$(0.08)	$(0.13)	$(2.82)	$(0.28)	$0.97

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the tax benefit the Company received under the CARES Act, the Acceleration Program and Impairment costs for the fourth quarter and full fiscal year 2021 and ERP Implementation, Organization-related & Integration Costs, Impairment costs and the Acceleration Program for the fourth quarter and full fiscal year 2020. The Company has also presented the impact of the 53rd week for fiscal year 2021 on revenue and operating income for the Company and each segment, and earnings per diluted share for the Company.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2019 results and trends, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, notably in the second half of fiscal year 2020. The Company has also included statements regarding the Company reaching peak operating income and operating margin as Tapestry, which refers to the period since Fiscal 2018, the year in which the Company established its current house of brands and changed its corporate name.

Fiscal Year 2022 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to the Acceleration Program, which have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2022 guidance.

This Fiscal 2022 non-GAAP guidance excludes $30 to $45 million in Acceleration Program charges, primarily consisting of professional fees and share-based compensation.

Schedule 7: Condensed Consolidated Balance Sheets

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 3, 2021 and June 27, 2020
(in millions)

	(unaudited)	(audited)
	July 3, 2021	June 27, 2020
ASSETS

Cash, cash equivalents and short-term investments	$2,015.8	$1,434.4
Receivables	200.2	193.3
Inventories	734.8	736.9
Other current assets	424.5	188.5

Total current assets	3,375.3	2,553.1

Property and equipment, net	678.1	775.2
Lease right-of-use assets	1,496.6	1,757.0
Other noncurrent assets	2,832.4	2,838.9

Total assets	$8,382.4	$7,924.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$445.2	$130.8
Accrued liabilities	661.2	511.0
Short-term lease liabilities	319.4	388.8
Current debt	-	711.5

Total current liabilities	1,425.8	1,742.1

Long-term debt	1,590.7	1,587.9
Long-term lease liabilities	1,525.9	1,799.8
Other liabilities	580.7	518.0

Stockholders' equity	3,259.3	2,276.4

Total liabilities and stockholders' equity	$8,382.4	$7,924.2

Schedule 8: Condensed Statement of Cash Flows

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the fiscal years ended July 3, 2021 and June 27, 2020
(in millions)

	(unaudited)	(audited)
	July 3, 2021	June 27, 2020
Cash Flows from Operating Activities

Net income (loss)	$834.2	$(652.1)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	218.7	248.3
Impairment charges	45.8	813.5
Other non-cash items	(5.3)	77.6
Changes in operating assets and liabilities	230.3	(80.3)
Net cash provided by operating activities	1,323.7	407.0

Cash Flows from Investing Activities

Purchases of property and equipment	(116.0)	(205.4)
Other items	25.0	249.7
Net cash provided by investing activities	(91.0)	44.3

Cash Flows from Financing Activities

Dividend payments	-	(380.3)
Proceeds from revolver	-	700.0
Repayment of debt	(711.5)	-
Repurchase of common stock	-	(300.0)
Other items	45.5	(13.8)
Net cash provided by financing activities	(666.0)	5.9

Effect of exchange rate on cash and cash equivalents	14.7	(0.1)

(Decrease) increase in cash and cash equivalents	581.4	457.1
Cash and cash equivalents at beginning of year	$1,426.3	$969.2
Cash and cash equivalents at end of year	$2,007.7	$1,426.3

Schedule 9: Store Count by Segment – 4Q21

TAPESTRY, INC.
STORE COUNT
At March 27, 2021 and July 3, 2021
(unaudited)

	As of			As of
Directly-Operated Store Count:	March 27, 2021	Openings	(Closures)	July 3, 2021

Coach
North America	357	1	(4)	354
International	587	6	(8)	585

Kate Spade
North America	211	1	(2)	210
International	202	2	(7)	197

Stuart Weitzman
North America	49	-	(1)	48
International	54	2	-	56

Schedule 10: Store Count by Segment – FY21

TAPESTRY, INC.
STORE COUNT
At June 27, 2020 and July 3, 2021
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 27, 2020	Openings	(Closures)	July 3, 2021

Coach
North America	375	2	(23)	354
International	583	34	(32)	585

Kate Spade
North America	213	4	(7)	210
International	207	11	(21)	197

Stuart Weitzman
North America	58	1	(11)	48
International	73	10	(27)	56

Contacts

Tapestry, Inc.
Media:
Andrea Shaw Resnick
Chief Communications Officer
212/629-2618
aresnick@tapestry.com
Analysts and Investors:
Christina Colone
Global Head of Investor Relations
212/946-7252
ccolone@tapestry.com